Filed Pursuant to Rule 433

Registration Statement No. 333-180488

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES L

$850,000,000

FLOATING RATE SENIOR NOTES, DUE APRIL 2019

FINAL TERM SHEET

Dated March 27, 2014

Issuer:	Bank of America Corporation
Ratings of this Series:	Baa2 (Moody’s)/A- (S&P)/A (Fitch)
Title of the Series:	Floating Rate Senior Notes, due April 2019
Aggregate Principal Amount Initially Being Issued:	$850,000,000
Issue Price:	100.00%
Trade Date:	March 27, 2014
Settlement Date:	April 1, 2014 (T+3)
Maturity Date:	April 1, 2019
Ranking:	Senior
Minimum Denominations:	$2,000 and multiples of $1,000 in excess of $2,000
Day Count Fraction:	Actual/360
Base Rate:	Three-Month LIBOR (Reuters)
Index Maturity:	90 days
Spread:	87 basis points
Interest Payment Dates and Interest Reset Dates:	January 1, April 1, July 1, and October 1 of each year, commencing on July 1, 2014, subject to adjustment in accordance with the modified following business day convention.
Interest Periods:	Quarterly
Interest Determination Dates:	Second London banking day prior to applicable Interest Reset Date
Optional Redemption:	None
Listing:	None
Lead Manager and Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Senior Co-Managers:	ANZ Securities, Inc., Barclays Capital Inc., Capital One Securities, Inc., Commerz Markets LLC, Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc., The Huntington Investment Company, KBC Securities USA, Inc., RB International Markets (USA) LLC, RBC Capital Markets, LLC, SG Americas Securities, LLC, UniCredit Capital Markets LLC
Junior Co-Managers:	Apto Partners, LLC, Lebenthal & Co., LLC
CUSIP:	06051G FE4
ISIN:	US06051GFE44

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a pricing supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.

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